Avenue Mutual Funds Trust

399 Park Avenue, 6th Floor

New York, New York 10022

May 31, 2012

Securities and Exchange Commission

Judiciary Plaza

100 F Street, N.E.

Washington, D.C.  20549

Attn:  Dominic Minore, Esq., Division of Investment Management

Re:                              Avenue Mutual Funds Trust (the “Trust”)

(File Nos. 333-180165 and 811-22677)

Pre-Effective Amendment No. 2 and Amendment No. 2 to the

Trust’s Registration Statement on Form N-1A (the “Registration Statement”)

Dear Mr. Minore:

In accordance with Rule 461 of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”), the Trust hereby requests that the effectiveness for Pre-Effective Amendment No. 2 and Amendment No. 2 to the above-referenced Registration Statement be accelerated to June 1, 2012 or as soon thereafter as practicable.  The Trust hereby confirms that it is aware of its obligations under the Securities Act and the Securities Exchange Act of 1934, as amended.

Very truly yours,

By:	/s/ Randolph Takian
	Name:	Randolph Takian
	Title:	President

Foreside Fund Services, LLC

Three Canal Plaza, Suite 100

Portland, Maine 04101

May 31, 2012

Securities and Exchange Commission

Judiciary Plaza

100 F Street, N.E.

Washington, D.C.  20549

Attn:  Dominic Minore, Esq., Division of Investment Management

Re:                              Avenue Mutual Funds Trust (the “Trust”)

(File Nos. 333-180165 and 811-22677)

Pre-Effective Amendment No. 2 and Amendment No. 2 to the

Trust’s Registration Statement on Form N-1A (the “Registration Statement”)

Dear Mr. Minore:

In accordance with Rule 461 of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”), Foreside Fund Services, LLC, in its capacity as distributor of the Trust’s shares (the “Distributor”), hereby joins in the request of the Trust that the effectiveness for Pre-Effective Amendment No. 2 and Amendment No. 2 to the above-referenced Registration Statement be accelerated to June 1, 2012 or as soon thereafter as practicable.  The Distributor hereby confirms that it is aware of its obligations under the Securities Act and the Securities Exchange Act of 1934, as amended.

Very truly yours,

By:	/s/ Mark Fairbanks
	Name:	Mark Fairbanks
	Title:	President